                                                                      EXHIBIT 99

[LOGO]                                         FOR IMMEDIATE RELEASE
                                               CONTACT: CONWAY G. IVY
                                               SENIOR VICE PRESIDENT, CORPORATE
                                               PLANNING AND DEVELOPMENT
                                               216-566-2102

                                      NEWS:

--------------------------------------------------------------------------------

            The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140


CLEVELAND, OHIO, April 12, 2004 - The Sherwin-Williams Company (NYSE: SHW) is meeting with security analysts on Tuesday, April 13th and will announce its sales results and updated earnings expectations for the first quarter of 2004. The Company last announced its sales and earnings expectations on February 5, 2004.

         Consolidated sales for the first quarter of 2004 increased $171.1 million or 14.9% over the first quarter of 2003. The sales gain in the first quarter was due primarily to strong domestic architectural paint sales to do-it-yourself (DIY) and contractor customers and improving sales and market conditions in domestic industrial maintenance, product finishes and automotive markets. Also, consolidated sales for the first quarter of 2004 compare positively to last year sales due in part to the adverse impact on sales in 2003 of harsh weather conditions in parts of the United States and by a soft domestic economic environment in 2003. The Company had estimated in early February that first quarter sales this year would increase in the mid-to-high single digits over last year's level. Primarily as a result of sales exceeding expectations, the Company anticipates that its diluted net income per common share in the first quarter of 2004 will be in the range of $.33 to $.35 per share compared to $.21 per share in the first quarter of 2003. On February 5, 2004, the Company had expected diluted net income per common share in the first quarter of 2004 of $.26 to $.30 per share.

         For the first quarter of 2004, Paint Stores Segment sales increased 12.2% due primarily to continuing strong domestic architectural paint sales to contractors and DIY customers. Industrial maintenance and product finishes sales improved during the quarter as the domestic economic environment continued to strengthen compared to a soft domestic economic environment during the first three quarters of 2003. Consumer Segment sales improved 19.2% during the quarter due to new product and new customer sales and acquisitions in comparison to last year's first quarter sales that were adversely impacted by stringent inventory control by many retail customers as a result of harsh weather conditions. Sales in the Automotive Finishes Segment were up 13.1% due to the impact of favorable currency exchange rates, continuing strength in the core collision business sector and improved original equipment manufacturer (OEM) sales. In the International Coatings Segment, sales increased 32.1% positively impacted by beneficial currency exchange rates compared to the adverse impact on sales of unfavorable currency exchange rates a year ago. Strengthening South American economies and increased United Kingdom sales helped most International operations achieve volume gains.

         During the first quarter of 2004, the Company purchased 1,850,000 shares of its common stock. The Company had remaining authorization at March 31, 2004 to purchase 15,173,000 common shares.

         Management will update its consolidated sales and diluted net income per common share expectations for the year 2004 on Thursday, April 29, 2004 when the financial results for the first quarter ended March 31, 2004 are announced.

         The Sherwin-Williams Company, founded in 1866, is one of the world's leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

--------------------------------------------------------------------------------
This press release contains certain "forward-looking statements", as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management's current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company's historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


                                       2